Registration No. 333-259755
As filed with the Securities and Exchange Commission on June 8, 2023
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REDWIRE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3760	98-1550429
(State or Other Jurisdiction of incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8226 Philips Highway, Suite 101
Jacksonville, Florida 32256
(650) 701-7722
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Peter Cannito
President, Chief Executive Officer and Chairman
8226 Philips Highway,
Suite 101 Jacksonville,
Florida 32256
(650) 701-7722
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)
COPIES TO:
Robert M. Hayward, P.C.
Alexander M. Schwartz
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
(312) 862-2000
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 24, 2021, Redwire Corporation (the “Company”) filed a Registration Statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-259755), as amended by Post-Effective Amendment No. 1 filed with the SEC on July 1, 2022 (as amended and supplemented, the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on October 4, 2021 and registered:
•the issuance by the Company of up to 13,920,979 shares of its common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of outstanding warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”); and
•the resale from time to time, by the selling securityholders named in the prospectus forming part of the Registration Statement (the “Selling Stockholders”) of (i) up to 67,262,510 shares of Common Stock, consisting of 53,361,531 shares of Common Stock and 13,920,979 shares of Common Stock issuable upon the exercise of Warrants and (ii) 5,732,168 Warrants.
This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the Company to convert the Registration Statement into a Registration Statement on Form S-3.
No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.
1

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 8, 2023
PRELIMINARY PROSPECTUS
REDWIRE CORPORATION
Up to 13,920,979 Shares of Common Stock
Up to 67,262,510 Shares of Common Stock by the Selling Stockholders
Up to 5,732,168 Warrants by the Selling Stockholders
This prospectus relates to (a) the issuance by the Company of up to 13,920,979 shares of its common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”); and (b) the resale from time to time, by the selling securityholders named in the prospectus (the “Selling Stockholders”) of (i) up to 67,262,510 shares of Common Stock, consisting of 53,361,531 shares of Common Stock and 13,920,979 shares of Common Stock issuable upon the exercise of Warrants and (ii) 5,732,168 Warrants by the Selling Stockholders.
This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholders may offer or sell the securities. More specific terms of any securities that the Selling Stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will bear all costs, expenses and fees in connection with the registration of the Common Stock and Warrants and will not receive any proceeds from the sale of the Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock and Warrants.
We are registering the securities for resale pursuant to the Selling Stockholders’ registration rights under certain agreements between us and the Selling Stockholders. Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “RDW” and “RDW.WS,” respectively. On May 31, 2023, the closing sale prices of our Common Stock and Warrants were $2.44 and $0.39, respectively.
See the section entitled “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein and the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts, including statements about the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements relate to, among other things, our future financial condition, results of operations and/or cash flows, and our projects and related timelines. There may be events in the future that our management is not able to predict accurately or over which we have no control. The risk factors and cautionary language contained in this prospectus or incorporated by reference herein, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in such forward-looking statements, including among other things:
•continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects;
•the failure of financial institutions or transactional counterparties, which could adversely affect our current and projected business operations and our financial condition and results of operations;
•our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;
•our inability to successfully integrate our recently completed and future acquisitions or successfully select, execute or integrate future acquisitions into the business;
•our ability to grow our business depends on the successful development and continued refinement of many of our proprietary technologies, products, and service offerings;
•competition with existing or new companies could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share;
•our projections of future financial results are based on a number of assumptions by our management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such projections;
•adverse publicity stemming from any incident involving the Company or our competitors;
•unsatisfactory performance of our products and services could have a material adverse effect on our business, financial condition and results of operations;
•the market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential that we expect or may grow more slowly than expected;
•we may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize;
•we may not be able to convert our orders in backlog into revenue;

•a portion of our business model is related to the in-space manufacture and robotic assembly of space structures, a technology that is still in development and has not been fully validated through in-space deployment and testing;
•our reliance on third-party launch vehicles to launch our spacecraft and customer payloads into space;
•our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide;
•the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows;
•we depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited;
•we are subject to stringent U.S. economic sanctions, and trade control laws and regulations;
•we have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties;
•if we fail to adequately protect our intellectual property rights, our competitive position could be impaired and our intellectual property applications for registration may not be issued or be registered;
•protecting and defending against intellectual property claims could have a material adverse effect on our business;
•our level of indebtedness and the potential need for substantial funding to finance our operations, which may not be available when we need it, on acceptable terms or at all;
•we may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all;
•the reduced relative voting power of holders of our Common Stock and diluted ownership of holders of our capital stock as a result of the issuance and sale of shares of our Series A convertible preferred stock, par value $0.0001(the “Series A Convertible Preferred Stock”);
•AE Industrial Partners and Bain Capital have significant influence over us, which could limit other investors’ ability to influence the outcome of key transactions;
•provisions in the Certificate of Designation related to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock;
•our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock;
•there may be sales of a substantial amount of our Common Stock by our current stockholders, and these sales could cause the price of our Common Stock to fall;
•the trading price of our Common Stock and Warrants is and may continue to be volatile;
•risks related to the actions of short sellers of our Common Stock;
•our management team has limited experience managing a public company;
•if we were to identify additional material weaknesses or other deficiencies, or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately and timely report our financial results, in which case our business may be harmed and investors may lose confidence in the accuracy and completeness of our financial reports; and
•other risks and uncertainties discussed in the section titled “Risk Factors,” in Part I, Item 1A of our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and our other filings with the SEC, which are incorporated by reference herein.
Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
v

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the information incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements, which are incorporated by reference herein.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Redwire,” “we,” “us,” “our” and similar terms refer to Redwire Corporation (f/k/a Genesis Park Acquisition Corp.) and its consolidated subsidiaries.
The Company
We are a global leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation, in-space 3D printing and manufacturing, avionics, critical components, sensors, digital engineering and space-based biotechnology. We combine decades of flight heritage with an agile and innovative culture. Our “Heritage plus Innovation” strategy enables us to combine proven performance with new, innovative capabilities to provide our customers with the building blocks for the present and future of space infrastructure. Our mission is to accelerate humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. With decades of proven flight heritage uniquely combined with innovative products and culture, Redwire is uniquely positioned to assist our customers in solving the complex challenges of future space missions and industries. Redwire has three primary areas of focus that form our business: (1) Enabling space mission providers, such as government agencies and large prime contractors, with a broad portfolio of space infrastructure, systems, subsystems, and components; (2) providing the infrastructure and technology needed for people to permanently live and work in space; and (3) assisting international spacefaring allies in the development of organic space capabilities.
Redwire is a global leader in space infrastructure enabling space mission providers with the foundational building blocks needed for their complex space missions to succeed. Space infrastructure is critical to our terrestrial economy in areas such as telecommunications, navigation and timing, climate monitoring, weather forecasting, Earth observation, national security, and even planetary defense. Redwire does not offer full mission solutions for all these areas, but our government and marquee customers such as government agencies and large prime contractors do. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 200 spaceflight missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. Examples of our proprietary technologies include deployable structures, roll out solar array (“ROSA”) systems, human-rated camera systems, in-space servicing, assembly and manufacturing products, and advanced payload adapters.
We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are the foundational building blocks essential to the growth of the space civil, commercial and national security ecosystem now and into the future.
We are headquartered in Jacksonville, Florida. Redwire was formed to fill a void in the middle market for a pure play, public space infrastructure company with scale. We are achieving this goal by combining proven space technology providers with next generation space disruptors into a single, integrated platform. The Company, in its current form, was founded in 2020 by private equity firm AE Industrial Partners Fund II, LP (“AEI Fund II”), but the heritage of the various businesses that were brought together to form Redwire stretch back decades.
We have grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Strategic acquisitions that augment our technology and product offerings are a key part of our growth strategy. We have completed nine acquisitions since March 2020, which collectively have provided us with a wide variety of complementary technologies and solutions to serve our target markets and customers.
On September 2, 2021, the Merger (the “Merger”) with Genesis Park Acquisition Corp. (“GPAC”) was consummated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2021 by and among GPAC, Shepard Merger Sub Corporation (“Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of GPAC, Cosmos Intermediate, LLC (“Cosmos”) and AE Red Holdings, LLC (formerly known as Redwire, LLC, and prior thereto as Cosmos Parent, LLC) (“Holdings”). Pursuant to the Merger Agreement, the parties completed a business combination transaction by which, (i) GPAC domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (“DGCL”) and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub merged with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos merged with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this prospectus, we refer to the Domestication and the Transactions, collectively, as the “Merger.” Upon the closing of the Merger, GPAC was renamed Redwire Corporation.
Our principal executive offices are located at 8226 Philips Highway, Suite 101, Jacksonville, Florida 32256, and our telephone number is (650) 701-7722. We maintain a website at https://redwirespace.com/ where general information about us is available. The information contained in, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part. Our Common Stock and Warrants trade on NYSE under the symbols “RDW” and “RDW.WS,” respectively.

The Offering

Issuer	Redwire Corporation
Shares of Common Stock to be issued upon exercise of all Warrants	Up to 13,920,979 shares.
Shares of Common Stock Offered by the Selling Stockholders	Up to 67,262,510 shares (including 13,920,979 shares issuable upon exercise of Warrants).
Warrants Offered by the Selling Stockholders	Up to 5,732,168 Warrants.
Shares of Common Stock Outstanding	64,445,106 (as of May 31, 2023, and without giving effect to the potential conversion of the Series A Convertible Preferred Stock or Warrants outstanding).
Warrants Outstanding	15,920,979 (as of May 31, 2023).
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Stockholders. With respect to the shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. We intend to use any such proceeds for general corporate purposes.
Market for Common Stock and Warrants	Our Common Stock and Warrants are currently traded on NYSE under the symbols “RDW” and “RDW WS,” respectively.
Risk Factors	See “Risk Factors” and other information incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the Common Stock and Warrants offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. With respect to the shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. We intend to use any such proceeds for general corporate purposes.
The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS
This prospectus relates to the possible resale by the Selling Stockholders from time to time of up to 67,262,510 shares of Common Stock (including 13,920,979 shares issuable upon exercise of Warrants) and up to 5,732,168 Warrants. The Selling Stockholders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, or other transferees who have come or may later come to hold any of the Common Stock or Warrants other than through a public sale, including through a distribution by such Selling Stockholders to their members.
The following table is prepared based on information provided to us by the Selling Stockholders in connection with the closing of the Merger, as updated to the knowledge of the Company and, except as otherwise noted, does not reflect subsequent transactions involving the Selling Stockholders. It sets forth the name of the Selling Stockholders, the aggregate number of shares of Common Stock and Warrants that the Selling Stockholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Stockholders both before and after the offering. The percentages of beneficial ownership prior to this offering are based on 64,445,106 shares of Common Stock outstanding as of May 31, 2023.
Beneficial ownership of the Common Stock is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants, restricted stock units (“RSUs”) and shares of Series A Convertible Preferred Stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 2023. Shares of Common Stock issuable pursuant to options, warrants, RSUs or shares of Series A Convertible Preferred Stock are deemed to be outstanding for purposes of computing the beneficial ownership percentage of Common Stock of the person or group holding such securities but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the Common Stock or Warrants after the date on which they provided us with the information regarding their Common Stock and Warrants, and may at any time and from time to time sell, transfer or otherwise dispose of the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

	Shares Beneficially Owned Prior to the Offering					Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		%	Shares Being Offered	Warrants Being Offered	Shares	%
Jonathan E. Baliff	1,203,655	(1)	1.9%	750,177	370,690	82,788	*
AE Red Holdings, LLC(2)	38,514,171	(3)	58.0%	37,200,000	2,000,000	—	—
Genesis Park II L.P(4)	9,841,813	(5)	14.1%	4,710,014	5,131,799	—	—
Crescent Park Master Fund, L.P.	608,389		*	608,389	—	—	—
Crescent Park FOF Partners, L.P.	53,731		*	53,731	—	—	—
Crescent Park Global Equity Master Fund, L.P.	76,766		*	76,766	—	—	—
Crescent Park SPV I, L.P.	32,854		*	32,854	—	—	—

ARCH INVESTMENTS, LTD	25,000		*	25,000	—	—	—
BBCM Master Fund Ltd.	2,500,000		3.9%	2,500,000	—	—	—
Bobbitt Noel	100,000		*	100,000	—	—	—
Christy Hartman	2,500		*	2,500	—	—	—
David Bilger	5,000		*	5,000	—	—	—
David N. Siegel	263,984	(6)	*	175,018	88,966	—	—
Eric Dyer	10,000		*	10,000	—	—	—
Francis A. and Andrea F. Newman Trust	89,578	(7)	*	52,509	37,069	—	—
Global Undervalued Securities Master Fund, LP	853,490	(8)	1.3%	300,000	553,490	—	—
GP Three Holdings LP	50,000		*	50,000	—	—	—
J. Goldman Master Fund, L.P.	642,926	(9)	1.0%	427,500	215,426	—	—
Jefferies LLC	325,627	(10)	*	—	325,627	—	—
John S. Bolton Grantor Retained Annuity Trust dated March 23, 2021	200,000		*	200,000	—	—	—
Keith E. Rowling Living Trust	75,000		*	75,000	—	—	—
Kepos Alpha Master Fund L.P.	200,000		*	200,000	—	—	—
Kevin G. McAllister	30,000		*	30,000	—	—	—
Korsh Jafarnia 2011 Family Trust	10,000		*	10,000	—	—	—
LKCM Investment Partnership, L.P.	500,000		*	500,000	—	—	—
Meyer Tully, LLC	331,121	(11)	*	200,000	131,121	—	—
MWIS Eureka Fund; MWIS Systematic Alpha Plus Fund; MWIS Market Netural TOPS Fund; MWIS TOPS Fund	200,000		*	200,000	—	—	—
NEK INVESTCO, INC.	10,000		*	10,000	—	—	—
Norman A. Schneeberger	50,000		*	50,000	—	—	—
Pamela J. Braden Revocable Trust	100,000		*	100,000	—	—	—
Paul E. Fulchino	20,000		*	20,000	—	—	—
Paul Hobby	300,000	(12)	*	250,000	50,000	—	—
Paul McElhinney	30,000		*	30,000	—	—	—
RiverPark Strategic Income Fund	122,000		*	122,000	—	—	—
Destinations Global Fixed Income Opportunities Fund	238,000		*	238,000	—	—	—
Cohanzick Absolute Return Master Fund, Ltd.	40,000		*	40,000	—	—	—

Robert A Milton Revocable Trust dated December 12, 2013	25,000		*	25,000	—	—	—
Scott Truskin and Abrea Goodman	25,000		*	25,000	—	—	—
Scott Wandtke	20,000		*	20,000	—	—	—
Senvest Master Fund, LP	800,000		1.2%	800,000	—	—	—
Senvest Technology Partners Master Fund, LP	200,000		*	200,000	—	—	—
Shaper Family Partnership, NO. 1, Ltd.	15,000	(13)	*	15,000	—	—	—
Steven J. Gibson	175,000	(14)	*	150,000	25,000	—	—
Thomas D. Friedkin	30,000	(15)	*	20,000	10,000	—	—
Wayne Gilbert West	181,992	(16)	*	137,509	44,483	—	—
Richard Anderson	156,130	(17)	*	37,509	118,621	—	—
The Friedkin Group, Inc.	74,578	(18)	*	37,509	37,069	—	—
John and Julie Bolton Family Trust DTD 06/22/2007	87,442	(19)	*	28,132	59,310	—	—
Dave Davis	37,288	(20)	*	18,754	18,534	—	—
Jonina Jonsson	18,754		*	18,754	—	—	—
Crescent Park SPV II, L.P.	71,781		*	71,781	—	—	—
_________________
*Represents beneficial ownership of less than 1%.
(1)Includes 370,690 shares of Common Stock issuable upon exercise of Warrants; 38,000 shares of Common Stock issuable upon the exercise of stock options and 19,000 Common Stock issuable upon the vesting of RSUs within 60 days.
(2)AE Red Holdings, LLC is controlled by AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP (collectively the “AE Partners Funds”). The general partner of the AE Partners Funds is AE Industrial Partners Fund II GP, LP, which in turn is managed by its general partner AeroEquity GP, LLC. AeroEquity GP, LLC is controlled by its managing members, Michael Greene and David Rowe. Messrs. Greene and Rowe make all voting and investment decisions with respect to the securities held by AE Red Holdings. Each of the entities and individuals named above disclaims beneficial ownership of the Redwire common stock held of record by AE Red Holdings, except to the extent of its pecuniary interest therein.
(3)Based upon information reported on Schedule 13D/A filed on May 23, 2023, and subsequent Section 16 filings filed after May 23, 2023 and before the date of this prospectus. Includes 2,000,000 shares of Common Stock issuable upon exercise of Warrants. Excludes 32,268.49 shares of Series A Convertible Preferred Stock that are convertible at any time, at the holder’s election into 10,696,647 shares of Common Stock. 21,512.33 shares of such Series A Convertible Preferred Stock are beneficially owned by AE Industrial Partners Fund II, LP and 10,756.16 shares of Series A Convertible Preferred Stock are owned by AE Industrial Partners Structured Solutions I, LP. AE Industrial Partners Fund II, LP and AE Industrial Partners Structured Solutions I, LP are affiliates of AE Red Holdings, LLC., AE Red Holdings, LLC disclaims beneficial ownership of the shares of Series A Convertible Preferred Stock.
(4)Genesis Park II, LP (“GPLP”) is the managing member of the Sponsor, and Genesis Park II GP, LLC (“GPLLC”) is the general partner of GPLP, and as such, has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. The managers of GPLLC are Paul Hobby, Peter Shaper and Steven Gibson, none of whom exercise voting or dispositive power with respect to the ordinary shares alone or are deemed to have beneficial ownership. Certain of our directors hold a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(5)Includes 5,131,799 shares of Common Stock issuable upon exercise of Warrants.
(6)Includes 88,966 shares of Common Stock issuable upon exercise of Warrants
(7)Includes 37,069 shares of Common Stock issuable upon exercise of Warrants
(8)Includes 553,490 shares of Common Stock issuable upon exercise of Warrants.
(9)Includes 215,426 shares of Common Stock issuable upon exercise of Warrants.
(10)Represents 325,627 shares of Common Stock issuable upon exercise of Warrants.
(11)Includes 131,121 shares of Common Stock issuable upon exercise of Warrants.
(12)Includes 50,000 shares issuable upon the exercise of Warrants. Excludes 53, 279 shares of Common Stock issuable upon the conversion of 160.73 shares of Series A Convertible Preferred Stock that are convertible at any time, at the holder’s election.
(13)Excludes 35,520 shares of Common Stock issuable upon the conversion of 107.15 shares of Series A Convertible Preferred Stock that are convertible at any time, at the holder’s election.

(14)Includes 25,000 shares issuable upon the exercise of Warrants.
(15)Includes 10,000 shares issuable upon the exercise of Warrant.
(16)Includes 44,483 shares of Common Stock issuable upon exercise of Warrants.
(17)Includes 118,621 shares of Common Stock issuable upon exercise of Warrants.
(18)Includes 37,069 shares of Common Stock issuable upon exercise of Warrants.
(19)Includes 59,310 shares of Common Stock issuable upon exercise of Warrants.
(20)Includes 18,534 shares of Common Stock issuable upon exercise of Warrants.
Investor Rights Agreement
In connection with the Merger, we entered into the Investor Rights Agreement, dated as of March 25, 2021, by and among GPAC, Holdings, Genesis Park Holdings, a Cayman Islands limited liability company (“GNPK”), Genesis Park II LP and Jefferies LLC (the “Investor Rights Agreement”) pursuant to which Holdings is entitled to request that we register its securities on a registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations.” Holdings is entitled to participate in certain of our registered offerings, subject to the restrictions in the Investor Rights Agreement. We will pay certain of Holdings’ expenses in connection with its exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our Common Stock held by Holdings, (ii) any of our Warrants or any shares of Common Stock issued or issuable upon the exercise thereof and (iii) any of our equity securities (or that of our subsidiaries) issued or issuable with respect to the Common Stock described in clauses (i) and (ii) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions. These registration rights are also for the benefit of any subsequent holder of Registrable Securities (as defined in the Investor Rights Agreement); provided that any particular securities will cease to be Registrable Securities when: (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by us and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
The Investor Rights Agreement provides Holdings the right to designate certain of the nominees for election to the board of directors (“Board”) as follows: (i) Holdings has the right to appoint (a) five nominees so long as Holdings beneficially owns 50% or greater of the total number of the Company’s shares of Common Stock collectively beneficially owned by Holdings upon completion of the Merger (the “Original Amount”), (b) four nominees so long as Holdings owns 42.5% or greater, but less than 50%, of the Original Amount, (c) three nominees so long as Holdings owns 25% or greater, but less than 42.5%, of the Original Amount, (d) two nominees so long as Holdings owns 10% or greater, but less than 25%, of the Original Amount and (e) one nominee so long as Holdings owns 5% or greater, but less than 10%, of the Original Amount. The Investor Rights Agreement also provides that Holdings has the exclusive right to remove its nominees from the Board and is entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term. The Investor Rights Agreement will generally terminate with respect to Holdings at such time that Holdings ceases to own any of our Common Stock, Warrants or other equity securities issuable with respect to our common stock and warrants by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
Investment Agreement and Certificate of Designation
On October 28, 2022, the Company entered into the Investment Agreement (the “Investment Agreement”) with AEI Fund II and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions,” and together with AEI Fund II and certain of its affiliates, (“AEI”), affiliates of Holdings, pursuant to which the Company sold an aggregate of 40,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, to AEI. The rights, terms and privileges of AEI with respect to the Series A Convertible Preferred Stock are governed by the Investment Agreement and the Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), which became effective on January 5, 2023. Pursuant to the Investment Agreement, AEI may not transfer any of its shares of Series A Convertible Preferred Stock to any unaffiliated person for 12 months following the closing date (“Closing”) of the Investment Agreement, except for certain exceptions, including that AEI may transfer shares to Bain Capital. The Investment Agreements provides AEI with customary preemptive rights with respect to the Series A Convertible Preferred Stock and, after the seventh anniversary of the Closing, for so long as AEI has record and beneficial ownership of at least 50% of the shares of Series A Convertible Preferred Stock initially issued to them, they may cause us to retain an investment banker to identify and conduct a potential sale of the Company. Pursuant to the Certificate of Designation, AEI may at their option and at any time, convert their shares of Series A Convertible Preferred Stock into shares of our Common Stock. Each share of Series A Convertible Preferred Stock will mandatorily convert upon achieving thresholds related to our market capitalization and profitability metrics and we are required to make an offer to repurchase the outstanding Series A Convertible Preferred Stock upon a fundamental change. Dividends on the Series A Convertible Preferred Stock held by AEI will accrue from and after the Closing and will compound on a semi-annual basis. AEI has also been given certain registration rights with respect to their shares of Series a Convertible Preferred Stock pursuant to the Registration Rights Agreement, dated October 28, 2022, by and among us, AEI and the other parties thereto. For additional information regarding AEI’s rights under the Investment Agreement and Certificate of Designation, see the section entitled “Description of Capital Stock.”

PLAN OF DISTRIBUTION
The Selling Stockholders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock and/or Warrants on NYSE or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of their shares of our Common Stock or our Warrants:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in underwritten transactions;
•short sales;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price;
•distribution to members, limited partners or stockholders of Selling Stockholders;
•“at the market” or through market makers or into an existing market for the shares;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our Common Stock or our Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Common Stock or Warrants or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock or Warrants offered by them will be the purchase price of our Common Stock or Warrants less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.
The Selling Stockholders may use this prospectus in connection with resales of our Common Stock and Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Common Stock or Warrants and any material relationships between us and the Selling Stockholders. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with our Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of our Common Stock or Warrants.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock or Warrants pursuant to the distribution through a registration statement.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Company’s Certificate of Incorporation and Bylaws, which are exhibits to the registration statement of which this prospectus is a part. The Company urges you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of Delaware law.
General
The Company’s authorized capital stock consists of 500,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock (the “Preferred Stock”), which number includes the currently issued and outstanding shares of Series A Convertible Preferred Stock.
Common Stock
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Company’s Preferred Stock or any class or series of stock having a preference over or the right to participate with the Company’s Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Company’s Common Stock out of the assets of the Company that are legally available for this purpose at such times and in such amounts as the Company’s Board in its discretion shall determine.
Voting Rights
Each outstanding share of the Company’s Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights.
Preemptive Rights
The Company’s Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights
The Company’s Common Stock is neither convertible nor redeemable.
Liquidation Rights
Upon liquidation, the holders of the Company’s Common Stock are entitled to receive pro rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of the Company’s Preferred Stock then outstanding.
Preferred Stock
The Company’s Board may, without further action by the Company’s stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Company’s Common Stock. Satisfaction of any dividend preferences of outstanding shares of the Company’s Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of the Company’s Preferred Stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of the Company’s Common Stock.
Under certain circumstances, the issuance of shares of the Company’s Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Company’s Board may issue shares of the Company’s Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock.
Series A Convertible Preferred Stock
On October 27, 2022, the Board authorized the issuance of 88,000 shares of the Company’s Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is governed by the Certificate of Designation, which became effective on January 5, 2023. The Series A Convertible Preferred Stock may not be transferred to any unaffiliated person of the purchasers for twelve (12) months following the closing date of the applicable investment agreement, subject to certain exceptions, including that BCC Redwire Aggregator, LP (“Bain Capital”) and AEI may transfer shares to each other. Bain Capital and AEI have been provided customary preemptive rights with respect to the Series A Convertible Preferred Stock for so long as each holder has record and beneficial ownership of at least 25% of the shares of Series A Convertible Preferred Stock initially issued to them (“25% Beneficial Ownership Requirement”). After the seventh anniversary of their respective closing dates, for so long as each holder has record and beneficial ownership of at least 50% of the shares of Series A Convertible Preferred Stock initially issued to them (“50% Beneficial Ownership Requirement”), Bain Capital and AEI may each cause the Company to retain an investment banker to identify and conduct a potential sale of the Company.
The holders of Series A Convertible Preferred Stock are entitled to vote with the holders of Common Stock, on an as-converted basis. The holders of Series A Convertible Preferred Stock have the right, at their option and at any time, to convert their shares of Series A Convertible Preferred Stock into shares of Common Stock. The number of shares of Common Stock received upon such a conversion is determined by dividing the applicable accrued value by the applicable conversion price, which is initially equal to $3.05, but may be adjusted for certain dilutive events (“Conversion Price”). Each share of Series A Convertible Preferred Stock will mandatorily convert if (a) the Company’s market capitalization exceeds $600 million for at least 20 trading days (whether or not consecutive) during any consecutive 30 trading day period, (b) our trailing 12 month adjusted EBITDA (calculated in the same manner as the presentation of “Adjusted EBITDA” in our most recent earnings release filed with the SEC) exceeds $35 million, (c) the daily volume-weighted average price of the Common Stock exceeds two times the Conversion Price for at least 20 trading days (whether or not consecutive) during any consecutive 30 trading day period and (d) certain liquidity conditions are met with respect to the Common Stock.
The Company is required to make an offer to repurchase the outstanding Series A Convertible Preferred Stock upon a fundamental change for an amount in cash equal to the greater of (a) the applicable accrued value plus, if prior to the five year anniversary of the initial issue date, the aggregate amount of all dividends that would have been paid in respect of an outstanding share of such Series A Convertible Preferred Stock from the repurchase date through the fifth anniversary of the initial issue date and (b) the amount that such holder would have received in such fundamental change with respect to such share of Series A Convertible Preferred Stock if all shares of Series A Convertible Preferred Stock had been converted into shares of Common Stock.
The dividend and liquidation rights of the Series A Convertible Preferred Stock rank senior to the Common Stock and any other series of Preferred Stock, and each other class or series of capital stock, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Convertible Preferred Stock as to dividend or liquidation rights (“Junior Securities”). Upon a liquidation, prior to any distribution to holders of Junior Securities, holders of the Series A Convertible Preferred Stock are entitled to receive the greater of (a) the greater of (i) two times the initial value of the Series A Convertible Stock owned by such holder and (ii) the accrued value of such shares of Series A Convertible Preferred Stock as of the date of such liquidation and (b) the amount that such holder would have received with respect to such shares of Series A Convertible Preferred Stock if all shares of Series A Convertible Preferred Stock had been converted at their accrued value into shares of Common Stock.
Cumulative dividends on each share of Series A Convertible Preferred Stock will accrue on the initial value of each share from and after the applicable issue date and will compound on a semi-annual basis on each dividend payment date. Such dividends can be paid in either cash or in kind in the form of additional shares of Series A

Convertible Preferred Stock (such payment in kind, “PIK”), at the Company’s option, subject to certain exceptions. If no election is made by the Company, such dividend shall be paid in the form of PIK; provided that for any dividend paid following the seven year and six month anniversary of the initial issue date, such dividend shall be paid in cash. If paid in cash, such dividends will be paid at a rate of 13% per annum, subject to certain adjustments and exceptions or, if the Company issues PIK dividends, at a rate of 15% per annum, subject to certain adjustments and exceptions. If dividends on any shares of Series A Convertible Preferred Stock have not been declared and paid for three or more dividend periods (whether or not consecutive) ending after the seven year and six month anniversary of the initial issue date, the holders of Series A Convertible Preferred Stock are entitled to vote for the election of two additional members to the Board.
Each holder of Series A Convertible Preferred Stock has been given certain registration rights pursuant to the Registration Rights Agreement, dated October 28, 2022, by and among the Company, Bain Capital, AEI and the other parties thereto.
Warrants
Public Warrants
Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 24, 2021. Pursuant to the warrant agreement, dated November 23, 2020, between GPAC and Continental Stock Transfer & Trust Company, as warrant agent (as may be amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire on September 2, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of its Common Stock pursuant to the exercise for cash of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of the Company’s Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of its Common Stock upon exercise of a Warrant unless the Company’s Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the Warrants.
The Company may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the reported last sale price of the Company’s Common Stock (or the closing bid price of the Company’s Common Stock in the event shares of the Company’s Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Company’s Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
If the Company calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of the Company’s Common Stock issuable upon the exercise of the Company’s Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, GPAC’s Sponsor, GNPK, and its permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of the Company’s Common Stock is increased by a stock dividend payable in shares of the Company’s Common Stock, or by a split-up of shares of the Company’s Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of the Company’s Common Stock. A rights offering to holders of the Company’s Common Stock entitling holders to purchase shares of the Company’s Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of the Company’s Common Stock equal to the product of (i) the number of shares of the Company’s Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Common Stock) and (ii) one minus the quotient of (x) the price per share of the Company’s Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (A) if the rights offering is for securities convertible into or exercisable for the Company’s Common Stock, in determining the price payable for the Company’s Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) fair market value means the volume weighted average price of the Company’s Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of the Company’s Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
If the number of outstanding shares of the Company’s Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Company’s Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Common Stock.

Whenever the number of shares of the Company’s Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of the Company’s Common Stock (other than those described above or that solely affects the par value of such shares of the Company’s Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Company’s Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which we the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Company’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Common Stock in such a transaction is payable in the form of the Company’s Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding public Warrants to make any change that adversely affects the interests of the registered holders of public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of the Company’s Common Stock and any voting rights until they exercise their Warrants and receive shares of the Company’s Common Stock. After the issuance of shares of the Company’s Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of the Company’s Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of the Company’s Common Stock to be issued to the Warrant holder.
Private Placement Warrants
The private placement Warrants are not redeemable by the Company, so long as they are held by GNPK, Jefferies LLC, Holdings, or their respective permitted transferees. Additionally, for so long as the private placement Warrants are held by Jefferies LLC or its designees or affiliates, they may not be exercised after November 27, 2025. GNPK, Jefferies LLC, Holdings and their respective permitted transferees have the option to exercise the private placement Warrants on a cashless basis. Except as described below, the private placement Warrants have terms and provisions that are identical to those of the public Warrants. If the private placement Warrants are held by holders other than the GNPK, Jefferies LLC, Holdings or their respective permitted transferees, the private placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in GPAC’s initial public offering.
If holders of the private placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) of the shares of the Company’s Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the GNPK, Jefferies LLC, Holdings or their respective permitted transferees is because, in the case of GNPK and its permitted transferees, it is not known at this time whether they will be affiliated with the Company following an initial business combination and, in the case of GNPK, Holdings and their respective permitted transferees, GNPK, Jefferies and Holdings agreed that the private placement Warrants purchased by Jefferies and issued to Holdings in connection with the closing of the Merger would have the same terms as the private placement Warrants purchased by GNPK. If GNPK or Holdings or any of their respective permitted transferees is affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects that it will have policies in place that prohibit insiders from selling the Company’s securities, except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if such insider is in possession of material nonpublic information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the Company’s Common Stock issuable upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such Warrants on a cashless basis is appropriate.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the rules of any stock exchange upon which the Company’s securities are listed or provided by the Certificate of Incorporation, Bylaws or Certificate of Designation; provided, however, that where a separate vote by a class or series or classes or series is required, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Company’s issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of the Company’s capital stock, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Effects of The Company’s Certificate of Incorporation and Bylaws
The Company’s Certificate of Incorporation, Bylaws, Certificate of Designation, the investment agreements governing the Company’s Series A Convertible Preferred Stock and the DGCL contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that may result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
These provisions include:
•Classified Board: The Company’s Certificate of Incorporation provides that its Board be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. The Company’s Certificate of Incorporation also provides that, subject to any rights of holders of the Company’s Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board.
•Stockholder Action by Written Consent: The Company’s Certificate of Incorporation will preclude stockholder action by written consent at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock entitled to vote generally in the election of directors.
•Special Meetings of Stockholders: The Company’s Certificate of Incorporation and Bylaws provides that, except as required by law, special meetings of the Company’s stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board. The Company’s Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
•Advance Notice Procedures: The Company’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
•Removal of Directors; Vacancies: The Company’s Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. In addition, the Company’s Certificate of Incorporation provides that, subject to the rights of any holders of the Company’s Common Stock under the Investor Rights Agreement and the rights granted to one or more series of the Company’s Preferred Stock then outstanding, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s stock, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. If a member of the Board is appointed by Bain Capital pursuant to the Investment Agreement, dated October 28, 2022, by and between the Company and Bain Capital, and there is a vacancy on the Board resulting from the death, disability, resignation or removal of such director, Bain Capital shall be entitled to designate the director to fill such vacancy. Further, the Certificate of Designation provides that if dividends on any shares of Series A Convertible Preferred Stock have not been declared and paid for three or more dividend periods (whether or not consecutive) ending after the seven year and six month anniversary of the initial issue date, the holders of Series A Convertible Preferred Stock are entitled to vote for the election of two additional members to the Board.
•Supermajority Approval Requirements: The Company’s Certificate of Incorporation and Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and the Company’s Certificate of Incorporation. The Bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then-outstanding shares of stock entitled to vote on such amendment, repeal or adoption, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class. At any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, so long as AEI or Bain Capital satisfy the 25% Beneficial Ownership Requirement, without the affirmative vote or written consent of the Required Holders (as defined below), the Company may not amend, waive, alter or repeal any provision of the Company’s Certificate of Incorporation, Bylaws or comparable organizational documents in a manner that would adversely affect the Series A Convertible Preferred Stock or the rights, preferences or privileges of the Series A Convertible Preferred Stock. “Required Holders” means all of (a) Bain Capital (as long as the Bain Capital satisfies the 25% Beneficial Ownership Requirement),(b) AEI (as long as AEI satisfies the 25% Beneficial Ownership Requirement) and (c) in the event the Bain Capital does not constitute a Required Holder pursuant to clause (a) and AEI does not constitute a Required Holder pursuant to clause (b), the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Company’s Certificate of Incorporation provides that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the Company’s capital stock entitled to vote generally in the election of directors, the following provisions in the Company’s Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% (as opposed to a majority threshold that would apply if Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2∕3% supermajority vote for stockholders to amend the Company’s Bylaws;
•the provisions providing for a classified board of directors (the election and term of the Company’s directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;

•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on the Company’s Board and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provision requiring exclusive forum in Delaware; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
The combination of the classification of the Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing the Board. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Authorized but Unissued Shares
The Company’s authorized but unissued shares of its Common Stock and Preferred Stock will be available for future issuance without stockholder approval, subject to stock exchange rules, at the discretion of the Board. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Common Stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the Company’s Common Stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The Company’s Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on the Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or Bylaws, (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that for the avoidance of doubt, the forum selection provision that identifies a state court within the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange

Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to the provisions of the Company’s Certificate of Incorporation described above. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock and Warrants is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor New York, New York 10004.
Listing
The Company’s Common Stock and Warrants are listed on the NYSE under the symbols “RDW” and “RDW WS”, respectively.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements of Redwire Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited annual accounts as of and for the year ended March 31, 2022 of Redwire Space NV (formerly known as QinetiQ Space NV) appearing in Redwire’s Form 8-K/A filed with the SEC on January 17, 2023 have been audited by RSM InterAudit BV, independent auditor, as set forth in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.
Our website address is https://redwirespace.com/. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE
This registration statement of which this prospectus is a part of incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023 (our “Annual Report”);
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 12, 2023;
•Our Current Reports on Form 8-K, filed on January 9, 2023, June 1, 2023 and June 7, 2023, and our Current Report on Form 8-K/A, filed on January 17, 2023;
•Our preliminary information statement on Schedule 14C, filed on June 8, 2023; and
•The description of our securities filed as an Exhibit 4.1 to our Annual Report, as amended by any subsequent amendment or any report filed for the purpose of updating such description.
We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all applicable filings filed after the date of the initial registration statement (of which this prospectus forms a part) and prior to its effectiveness and all applicable filings filed after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Redwire Corporation
8226 Philips Highway, Suite 101, Jacksonville, Florida 32256
Attn: Investor Relations
Telephone: (650) 701-7722

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount to be Paid
SEC registration fee	$100,316	(1)
Accounting fees and expenses*	140,000
Legal fees and expenses*	125,000
Printing fees*	136,810
Miscellaneous fees and expenses*	—
Total*	$502,126
__________________
*     Estimated solely for purposes of this Item. Actual expenses may vary.
(1)We have previously paid a $100,316 registration fee to the Securities and Exchange Commission in connection with the securities registered hereunder. Accordingly, there is no registration fee due in connection with the registration of such securities hereby.
Item 15. Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.
We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers
Item 16. Exhibits

Exhibit No.	Description
2.1+
Agreement and Plan of Merger, dated as of March 25, 2021, by and among Genesis Park Acquisition Corp., Shepard Merger Sub Corporation, Cosmos Intermediate, LLC and Redwire, LLC (included as Annex A the definitive Proxy Statement/Prospectus filed on July 6, 2021).

5.1
Opinion of Kirkland & Ellis LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-259755) filed with the Securities and Exchange Commission on September 24, 2021).

23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of RSM InterAudit BV.
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1
Power of Attorney (included on the signature page of the Company’s Post-Effective Amendment No.1 to the Registration Statement on Form S-1 (File No. 333-259755) filed with the Securities and Exchange Commission on July 1, 2022).

__________________
+    Certain of the exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
*Filed herewith
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida on June 8, 2023.
REDWIRE CORPORATION

By:	/s/ Peter Cannito
Peter Cannito
President, Chief Executive Officer and Chairman
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Cannito	President, Chief Executive Officer and Chairman (Principal Executive Officer)	June 8, 2023
Peter Cannito

/s/ Jonathan Baliff	Chief Financial Officer and Director (Principal Financial Officer)	June 8, 2023
Jonathan Baliff

/s/ Chris Edmunds	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 8, 2023
Chris Edmunds

*	Director	June 8, 2023
John S. Bolton

*	Director	June 8, 2023
Louis R. Brothers

*	Director	June 8, 2023
Les Daniels

/s/ Michael J. Bevacqua	Director	June 8, 2023
Michael J. Bevacqua

*	Director	June 8, 2023
Kirk Konert

/s/ David Kornblatt	Director	June 8, 2023
David Kornblatt

*By:	/s/ Peter Cannito
Peter Cannito
Attorney-in-fact